Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sanders Morris Harris Group Inc.

We consent to the incorporation by reference in the registration statement (Nos. 333-72325, 333-37326, and 333-99859) on Form S-8 and (Nos. 333-122973, 333-126672, 333-134448, 333-140506, and 333-155455) on Form S-3 of Sanders Morris Harris Group Inc. of our reports dated March 16, 2009, except as to note 1, which is as of December 10, 2009 and note 23, which is as of March 16, 2010, with respect to the consolidated balance sheet of Sanders Morris Harris Group Inc. as of December 31, 2008, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2008, which report appears in this annual report on Form 10-K of Sanders Morris Harris Group Inc.

Our report with respect to the consolidated financial statements refers to a change in method of accounting for certain securities owned in 2008 due to the adoption of FASB Statement No. 157, Fair Value Measurements, (included in FASB ASC Topic 820, Fair Value Measurements and Disclosures).

/s/ KPMG  LLP

Houston, Texas
March 16, 2010